EXHIBIT (A)(5)(B)

Subject line: Reaching even more patients together

To everyone in the team at TESARO,

This is a big day for all of us and I want to let you know we are absolutely thrilled that our companies have reached an agreement, which would join us together.

As part of the process to explore this opportunity, we’ve learned a lot about your company. You must be incredibly proud of what TESARO has accomplished in the last eight years. We’ve been impressed with the quality of your science, technical rigour, commercial acumen – and, importantly, the talent and passion of the team. You share GSK’s commitment to delivering great science for patients. We want to help you globalise your mission to reach patients everywhere.

We’re particularly excited to partner with you on Zejula. PARP inhibitors are transforming the way ovarian cancer is treated and we share your belief that they can impact multiple cancer types. By combining your expertise with our new R&D approach, focused on the importance of genetic mechanisms, we would make sure we explore the full potential of Zejula, not only as a first-line maintenance treatment for ovarian cancer, but beyond into other types of cancer, both in monotherapy and in combinations. Additionally, the promise of Zejula in combination with anti-PD-1 therapy, as well as other medicines, would offer us the opportunity to continue making an impact in the oncology market – globally.

Of course, you will have lots of questions. Let me be very clear, our number one priority will be to preserve and support the great work this fantastic company is already doing. A critical first step will be to form a steering committee, which will be co-chaired by Hal Barron, GSK’s Chief Scientific Officer and Mary Lynne. They will bring together senior leaders from both organisations and together this team will guide the important work of joining our companies, while ensuring we preserve the valuable culture that you have built. More details will come over the next few weeks.

I’m very excited about what we could achieve together.

Emma

Emma Walmsley

GSK CEO

Additional Information

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the issued and outstanding shares of common stock of the Company described in this announcement has not commenced. At the time the tender offer is commenced, GSK, GlaxoSmithKline LLC, a Delaware limited liability company (“GSK LLC”), and Purchaser will file, or will cause to be filed, a Schedule TO Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a Schedule 14D-9 Solicitation/Recommendation Statement with the SEC, in each case with respect to the tender offer. The Schedule TO Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Schedule 14D-9 Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to the Company’s stockholders at no expense to them by the information agent for the tender offer, which will be announced. In addition, those materials and all other documents filed by, or caused to be filed by, GSK, GSK LLC and Purchaser with the SEC will be available at no charge on the SEC’s website at www.sec.gov.

Forward-looking Statements

GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this press announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Such factors include, but are not limited to, those described under Item 3.D Principal risks and uncertainties in GSK’s Annual Report on Form 20-F for 2017. GSK is providing the information in this announcement as of this date and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.